Exhibit 10.5

SEVERANCE AGREEMENT

by and between

BELMONT SAVINGS BANK

and

CARROLL M. LOWENSTEIN, JR.

This Severance Agreement (the “Agreement”) is made and entered into as of July 27, 2011 (the “Execution Date”), by and between Belmont Savings Bank, a Massachusetts-chartered savings bank with its principal administrative office at Two Leonard Street, Belmont, MA 02478 (together with its successors and assigns, the “Bank”) and Carroll M. Lowenstein, Jr. (“Executive”).

RECITALS

A. Executive possesses unique and valued experience with, and essential knowledge about, financial institutions and their operation and the Massachusetts banking community;

B. In order to induce Executive to remain employed with the Bank, the Bank and Executive desire to set forth in writing the severance benefits that are payable to Executive as a result of Executive’s termination of employment for the reasons set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties hereto as follows:

1. Term. This Agreement shall continue for a term commencing on the Execution Date and ending on the fourth anniversary of the Execution Date (the “Initial Term”), and shall be automatically renewed from year to year thereafter for successive one-year terms (each, a “Renewal Term”), unless at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice of non-renewal to the other. If such notice of non-renewal is given as permitted hereunder, the Agreement will expire at the conclusion of either the Initial Term or the Renewal Term, whichever is applicable. Notwithstanding any provision of this Agreement to the contrary, Executive’s employment may be terminated at any time prior to the expiration of the Initial Term or a Renewal Term (as applicable), as provided in Section 2 hereof and subject to the provisions of this Agreement, including, without limitation, Sections 4, 5, 6, 9, 10, 11 and 12. Notwithstanding the foregoing, in the event that at any time prior to the Initial Term or the Renewal Term, the Company or the Bank has entered into an agreement to effect a transaction which would be a Change in Control (as defined in Section 3 hereof), then the Initial Term or the Renewal Term of this Agreement shall be extended for an additional twelve (12) months as of the date on which the Change in Control occurs.

2. At-Will Status. Notwithstanding any provision of this Agreement, Executive is employed at-will, such that Executive or the Bank may terminate Executive’s employment at any time, with or without notice, for any or no reason.

3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth herein.

“Cause” shall exist if Executive:

(i)	engages in unethical or unprofessional conduct (including, but not limited to, sexual harassment or illegal discrimination) in the workplace or in connection with Executive’s employment or engages in willful malfeasance or misfeasance toward the Bank or any customer or client of the Bank; or

(ii)	engages in an act or acts of dishonesty intended to result in enrichment or advantage to Executive or third party at the expense of the Bank or through the use of the Bank’s assets (including proprietary or confidential information); or

(iii)	engages in activities or omissions injurious to the good name or reputation of the Bank; or

(iv)	is grossly negligent in the execution of, or willfully fails to carry out, Executive’s duties and responsibilities within the standards of performance which could reasonably be expected of an employee working for a banking institution in a similar position; or

(v)	fails or refuses (A) to comply with any term or provision of this Agreement, (B) to perform any duties or responsibilities as are assigned reasonably to Executive by the Board of Directors of the Bank (the “Board”) if such failure or refusal is willful, (C) to adhere to such employment-related policies or procedures as have been or may be established by the Bank, or (D) to execute and comply with such instruments as may reasonably be requested by the Bank consistent with the foregoing clauses (A), (B) or (C) including, without limitation, the Bank’s rules and policies with respect to conduct and ethics; or

(vi)	is convicted or enters a plea of guilty or nolo contendere to a crime involving moral turpitude or a crime providing for a term of imprisonment; or

(vii)	to the extent not described in the preceding items (i) through (vi), inclusive:

(A)	is suspended or removed from office and/or prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e) (12 U.S.C. §1818(e)) or 8(g) (12 U.S.C. §1818(g)) of the Federal Deposit Insurance Act, as amended; or

(B)	engages in conduct determined by governmental entities having regulatory authority with respect to the Bank to be subject to sanction under any other provision of Section 8 of the Federal Deposit Insurance Act, as amended, 12 U.S.C. §1818 et seq.; or

(viii)	Abuses alcohol or any controlled substance in a manner that affects Executive’s performance or abilities at the Bank, whether or not such activity constitutes a crime; or

(ix)	Enters into an arrangement and/or agreement with or becomes a member, shareholder, employee, officer or director of or joint-venturer with any person or entity that provides services substantially similar to those provided by the Bank or in any way breaches or violates this Agreement.

For this purpose, no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Without limiting the foregoing, in no event shall Executive be deemed to be acting in good faith or in the best interests of the Bank for purposes of the preceding sentence with respect to acts of omission or commission taken in contravention of any direction(s), rule(s) or requirement(s) issued, authorized, approved or ratified by the Board.

Notwithstanding the foregoing provisions of this Section 3, in no event shall Cause be deemed to exist unless (i) the Bank shall provide Executive with written notice making reference to this Agreement, stating that the Bank intends to terminate Executive for Cause within the meaning of this Agreement, and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause, and (ii) the Bank affords Executive a period of two (2) weeks after issuance of such notice either to demonstrate, through written rebuttal, that Cause does not exist under this Section 3, or to cure the circumstances constituting such Cause; provided, however, that the determination of whether Cause exists or whether Executive has sufficiently cured any Cause, shall be made in the reasonable discretion of the Board, as evidenced by the affirmative vote of not less than three-fourths of the entire membership of the Board (excluding Executive) at a meeting of the Board (excluding Executive) called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board). Nothing in this Section 3 shall prevent the Bank from terminating Executive for Cause prior to the issuance of the above-referenced notice or expiration of the above-referenced two (2) week rebuttal/cure period; provided however that if, upon the expiration of such two (2) week period, it is determined that facts or circumstances sufficient to constitute Cause did not (or, if applicable, do not) exist or has/have been cured, then such earlier termination of Executive by the Bank shall be deemed to be without Cause. Without limiting the foregoing, the Bank may suspend Executive, with or without pay, during the above-referenced two (2) week rebuttal/cure period, and such suspension shall not constitute either a termination of employment by the Bank under this Agreement or Good Reason for separation by Executive.

“Change in Control” shall mean (i) a change in the ownership of the Company or Bank, (ii) a change in the effective control of the Company or Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Company or Bank, as described below.

(i)	A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company or Bank that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company or Bank is outstanding.

(ii)	A change in the effective control of the Company or Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing thirty (30) percent or more of the total voting power of the stock of the Company or Bank, or (B) a majority of the members of the Company’s or Bank’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or Bank’s board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority shareholder of the entity that experiences the change in control is another corporation.

(iii)	A change in a substantial portion of the Company’s or Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Company or Bank, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance. Notwithstanding anything in this Agreement to the contrary, a Change in Control shall not be deemed to have occurred upon the conversion of BSB Bancorp, MHC to a stock holding company, or in connection with any reorganization used to effect such a conversion.

“Company” shall mean (i) BSB Bancorp, MHC, a mutual holding company, with its principal administrative office at Two Leonard Street, Belmont, MA 02478 (“MHC”), and (ii) BSB Bancorp, Inc., with its principal administrative office at Two Leonard Street, Belmont, MA 02478 (“Bancorp”). “Company” shall also include any successor to BSB Bancorp, MHC or BSB Bancorp, Inc.

“Good Reason” shall mean: (i) a material diminution in Executive’s base compensation other than in connection with a reduction in compensation of comparable magnitude, as a percentage matter, affecting all or substantially all executive employees of the Bank; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of position to which Executive is to report; (iv) a material diminution in the budget over which Executive retains authority; (v) a material change in the geographic location at which Executive must perform his duties; or (vi) any other action or inaction that constitutes a material breach by the Bank or Company of any agreement under which Executive provides services, including this Agreement; provided that for a termination to be deemed for Good Reason, Executive must give, within the ninety (90) day period commencing on the initial existence of the condition(s) constituting (or allegedly constituting) Good Reason, written notice of the intention to terminate for Good Reason, and, upon receipt of such notice, the Bank shall have a thirty (30) day period within which to cure such condition(s); and provided further that the Bank may waive such right to notice and opportunity to cure. In no event may facts or circumstances constituting “Good Reason” arise after the occurrence of facts or circumstances that the Bank relies upon, in whole or in material part, in terminating Executive for Cause. In no event shall the separation from service, replacement or promotion of any employee other than the Executive, per se, constitute “Good Reason.”

4. Effect of Involuntary Termination or Voluntary Termination for Good Reason other than on or after a Change in Control. In the event of Executive’s involuntary termination of employment for reasons other than Cause or a voluntary termination of the employment for Good Reason, in either case, other than on or after a Change in Control, Executive shall be entitled to the following:

(a) A severance benefit in an amount equal to the sum of (i) Executive’s annual base salary rate in effect on the date of such termination, or, if greater, Executive’s average annual base salary rate for the twelve (12) month period ending on the date of such termination, and (ii) the average annual bonus awarded to Executive (without reduction by reason of any arrangement to defer payment of such bonus), determined based on the two (2) years (or one year if Executive has been employed by the Bank for less than two (2) years) immediately prior to Executive’s date of termination; provided, however, that if such sum is less than the salary and bonus reported by the Bank in Box 1 of the IRS Form W-2 Wage and Tax Statement (“Form W-2”) issued to the Executive for the tax year immediately preceding the Executive’s separation from service, then the gross amount of the severance benefit required under this Section 4(a) shall equal the amount reported by the Bank as salary and bonus in Box 1 of such Form W-2. Any severance benefit to which the Executive is entitled under this Section 4(a) shall be distributed as follows, subject to Section 8 and the satisfaction of the conditions to payment set forth in Section 6: (i) the portion of the severance benefit set forth herein that exceeds the “Code Section 409A Limit” (as defined below), if applicable, shall be payable in a lump sum within two and one-half (2.5) months following Executive’s separation from service, and (ii) the portion of the severance benefit that is less than or equal to the Code Section 409A Limit shall commence within ninety (90) days after the Executive’s separation from service, and shall be distributed in installments, each in the same or substantially the same gross amount as the Executive’s periodic base salary installments immediately prior to the Executive’s separation from service, and payable, after the first such installment, in accordance with the Bank’s payroll schedule for executive employees, provided that the undistributed balance, if any, as of the first anniversary date of the first installment shall be distributed to Executive in its entirety in a lump sum.

The “Code Section 409A Limit” is equal to two (2) times the lesser of: (i) the sum of Executive’s annualized compensation that was payable to Executive during the taxable year preceding the year in which Executive has a separation from service; or (ii) the maximum amount of compensation that may be taken into account under a tax-qualified plan pursuant Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) for the year in which Executive has a separation from service.

(b) Subject to Executive’s payment of a premium portion equal or substantially equal to the premium portion paid by executive employees of the Bank for comparable coverage, for up to one year following separation from service, Executive may continue Executive’s participation (and, if applicable, that of Executive’s beneficiaries) in the Bank’s group health plan in which Executive participated immediately prior to separation from service; provided, however, that the continuation of health benefits under this Section 4(b) shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and comparable state law; and provided further that nothing herein shall grant Executive rights to continue coverage beyond the maximum COBRA period applicable to Executive. Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits hereunder, such benefits are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that the Executive is no longer permitted to receive in-kind. Such lump sum payment shall be required to be made no later than two and one-half (2.5) months following the Executive’s separation from service, or if later, within two and one-half (2.5) months following a determination that such payment would be illegal or subject to penalties.

(c) Unpaid compensation and benefits, and unused vacation, accrued through the date of Executive’s termination of employment. Executive shall also be entitled to be reimbursed by the Bank for final expenses that Executive reasonably and necessarily incurred on behalf of the Bank prior to Executive’s termination of employment, provided that Executive submits expense reports and supporting documentation of such expenses in accordance with the Bank’s expense reimbursement policies in effect at that time. Such reimbursement payment or payments shall be made no later than the time required by applicable law (or, if earlier, by Bank or Company policy, practice or rule), but in no event later than the sixtieth (60th) day following Executive’s date of the termination.

(d) Notwithstanding the foregoing, in no event shall any compensation payable to the Executive pursuant to the provisions of Section 4(a), (b) and (c) above that is subject to Code Section 409A be paid to the Executive unless and until the Executive has incurred a “separation from service” as defined in Code Section 409A and in regulations and guidance issued thereunder, unless such payment is required by applicable law. For purposes of this Agreement, a “separation from service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after his date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of separation from service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

5. Termination in Connection with a Change in Control. In the event of Executive’s involuntary termination of employment for reasons other than Cause or a voluntary termination of employment for Good Reason occurring on or after a Change in Control, Executive shall be entitled to the following:

(a) A lump sum cash payment equal to two (2) times the sum of: (i) Executive’s annual rate of base salary in effect on Executive’s date of termination or, if greater, Executive’s average annual base salary rate for the twelve (12) month period ending on the date of such termination, and (ii) the highest rate bonus paid during the three (3) years prior to Executive’s date of termination. Such amount shall be paid to Executive within thirty (30) days following Executive’s separation from service.

(b) Life insurance coverage and non-taxable medical and dental coverage, at no cost to Executive, that is substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his date of termination. Such life insurance and non-taxable medical and dental coverage shall be provided by the Bank to the Executive for two (2) years following Executive’s separation from service. Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits hereunder, such benefits are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that the Executive is no longer permitted to receive in-kind. Such lump sum payment shall be required to be made no later than two and one-half (2.5) months following the Executive’s separation from service, or if later, within two and one-half (2.5) months following a determination that such payment would be illegal or subject to penalties.

(c) Unpaid compensation and benefits, and unused vacation, accrued through the date of Executive’s termination of employment. Executive shall also be entitled to be reimbursed by the Bank for final expenses that Executive reasonably and necessarily incurred on behalf of the Bank prior to Executive’s termination of employment, provided that Executive submits expense reports and supporting documentation of such expenses in accordance with the Bank’s expense reimbursement policies in effect at that time. Such reimbursement payment or payments shall be made no later than the time required by applicable law (or, if earlier, by Bank or Company policy, practice or rule), but in no event later than the sixtieth (60th) day following Executive’s date of the termination.

(d) Notwithstanding the foregoing, in no event shall any compensation payable to the Executive pursuant to the provisions of Section 5(a), (b) and (c) above that is subject to Code Section 409A be paid to the Executive unless and until the Executive has incurred a “separation from service” as defined in Code Section 409A and in regulations and guidance issued thereunder, unless such payment is required by applicable law. For purposes of this Agreement, a “separation from service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after his date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of separation from service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(e) Notwithstanding the foregoing, no compensation and benefits shall be payable pursuant to both Sections 4 and 5 of this Agreement.

6. Conditions of Severance Benefits; Effect on Executive’s Post-Employment Obligations. Executive shall receive the severance benefits set forth in Section 4(a) and 4(b) hereof only if Executive (a) executes a general release, in a form acceptable to the Bank, within sixty (60) days of the date of the termination of the Executive’s employment in accordance with the provisions of Section 4 hereof; (b) presents satisfactory evidence to the Bank that Executive has returned all Bank property; and (c) provides the Bank with a signed, written resignation of Executive’s status as an officer and/or director of the Bank and/or any holding company, subsidiary or affiliate as applicable. In the event the Bank reasonably believes that Executive has breached, or has threatened to breach, any provision of the Agreement, the Executive shall no longer be entitled to such benefits and further shall be required to reimburse all severance benefits, including payments under Section 4(a), previously made by the Bank. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to the Bank, including injunctive relief without limiting the foregoing, Executive acknowledges and agrees that the provisions of Sections 9, 11, 12, 13, 14, 15, 17, 18, and 19 of this Agreement (i) are supported by adequate consideration in addition to the severance benefits provided under Section 4(a) and 4(b) and all other amounts and things of value to which Executive would be entitled if Executive did not enter into this Agreement, and (ii) shall be enforceable notwithstanding Executive’s failure of refusal to satisfy, in whole or in part, the conditions for the severance benefits set forth under this Section 6. Notwithstanding the foregoing, the conditions set forth in this Section 6 shall not apply in the event that any compensation or benefits are payable pursuant to Section 5 of this Agreement.

7. Taxes. All payments and benefits described in this Agreement shall be subject to any and all applicable federal, state and local income, employment and other taxes, and the Bank will deduct from each payment to be made to Executive under this Agreement such amounts, if any, required to be deducted or withheld under applicable law. Executive hereby acknowledges and agrees that the Bank makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, or under any statute, or regulation or guidance thereunder, or under any successor statute, regulation and guidance thereunder.

8. Code Section 409A. If and to the extent this Agreement provides for a deferral of compensation subject to Section 409A of the Code, it is the intent of the parties that this Agreement, and all payments of deferred compensation subject to Code Section 409A made hereunder, shall be in compliance with such requirements and the regulations and other guidance thereunder. Notwithstanding any other provision with respect to the timing of payments under Sections 4(a) or 5(a), if, at the time of Executive’s separation from service, Executive is a “specified employee” (meaning a key employee as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank (or a Bank affiliate), then to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive is entitled under Sections 4(a) or 5(a) during the six (6) month period commencing on the Executive’s separation from service which are subject to Code Section 409A (and not otherwise exempt from its application, including, without limitation, by operation of Treasury Regulation Section 1.409A-1(n)) will be withheld until the first business day of the seventh (7th) month following Executive’s separation from service, at which time such withheld amount shall be paid in a lump sum distribution. The Bank and Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereunder.

9. Limitation on Benefits.

(a) In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. §1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b) In no event shall the Bank be obligated to make any payment pursuant to this Agreement if:

(i) the Bank is in default as defined in Section 3(x) (12 U.S.C. §18l8(x)(1)) of the Federal Deposit Insurance Act, as amended, or

(ii) the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act, as amended.

10. No Mitigation. The Bank agrees that Executive is not required to use reasonable good faith efforts to seek other employment and to reduce any amounts payable to Executive by the Bank pursuant to this Agreement.

11. Non-Competition; Non-Solicitation; Non-Disclosure.

(a) During Executive’s employment with the Bank and thereafter until the end of the twelve (12) month period commencing on the termination of Executive’s employment with the Bank (other than a termination of employment on or after the occurrence of a Change in Control), Executive shall not, without the express written approval of the Bank:

(i) Directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, loan originator, loan officer, joint venturer, investor, agent, consultant or representative, in any Competitive Business (as hereafter defined); or

(ii) Solicit or induce, or attempt to solicit or induce, any other employee or independent contractor of the Bank or any other person who shall otherwise be in the service of the Bank, to terminate his or her employment with or otherwise cease his or her relationship with the Bank; or

(iii) Solicit, divert, take away or accept, or attempt to solicit, divert, take away or accept, the business or patronage of any of the clients, customers (whether any such customer has done business with the Bank once or more than once), suppliers or accounts, or prospective clients, customers, suppliers or accounts, of the Bank.

For purposes of this Agreement, (i) the term “Competitive Business” means any business that engages in an activity of a type that competes with the business of the Bank or any of its affiliates (A) within thirty (30) miles of the Bank’s principal administrative office, or (B) outside such thirty (30) mile radius, in any of the communities in which the Bank or any of its affiliates maintains a place of business or engages in any banking activity as of the Executive’s date of termination; and (ii) Executive agrees that Executive will be deemed to have solicited or induced a person to cease such person’s relationship with the Bank if such former service provider to the Bank is subject to supervision by Executive in employment following such person’s separation from service with the Bank.

(b) Executive agrees that Executive shall not at any time or in any manner, directly or indirectly, use or disclose Confidential Information (as hereinafter defined) to any party other than the Bank either during or after Executive’s termination of employment or the termination of this Agreement for any reason, except for purposes consistent with the administration and performance of Executive’s obligations hereunder, or as required by law, provided that written notice of any legally required disclosure shall be given to the Bank promptly prior to any such disclosure and Executive shall reasonably cooperate with the Bank to protect the confidentiality thereof pursuant to applicable law or regulation. For purposes of this Agreement, the term “Confidential Information” includes any confidential or proprietary information furnished or provided by the Bank to Executive after Executive first became employed by the Bank, under this Agreement or otherwise (whether before or after the Execution Date) (and without regard to whether such information is conveyed directly or on the Bank’s behalf), or otherwise acquired by Executive as a consequence of Executive’s employment with the Bank and that is not generally known in the industry in which the Bank is engaged and that in any way relates to the products, services, purchasing, marketing, names of customers, vendors or suppliers, merchandising and selling, plans, data, specifications or any other confidential and proprietary information of the Bank or any affiliate. Any Confidential Information supplied to Executive by the Bank prior to the Execution Date shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement. The term “Confidential Information” does not include information (i) which was already in the public domain, (ii) which is disclosed as a matter of right by a third party source after the execution of this Agreement, provided such third party source is not bound by a confidentiality agreement with the Bank or (iii) which passes into the public domain by acts other than the unauthorized acts of Executive, whether acting alone or in concert; provided, however, that any disclosure of Confidential Information may be made by Executive if the Bank expressly consents thereto in writing prior to such disclosure.

12. Exclusive Remedy. Except as expressly set forth herein or otherwise required by law, Executive shall not be entitled to any compensation, benefits, or other payments from the Bank as a result of, or in connection with, Executive’ s separation from service at any time, for any reason. The payments and benefits set forth in Sections 4 or 5 hereof shall constitute Executive’s sole and exclusive remedy for any claims, causes of action or demands arising under or in connection with this Agreement or its alleged breach, or the termination of Executive’s employment relationship with the Bank.

13. Governing Law/Interpretation. Executive and the Bank agree that this Agreement and any claims arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

14. Entire Agreement. This Agreement shall constitute the sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, offers, agreements and/or discussions, including, but not limited to, those concerning employment agreements and/or severance benefits, whether written or oral, by or between the parties, regarding the subject matter hereof; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any written agreement or arrangement between Executive and the Bank that does not relate to the subject matter hereof.

15. Assignment. Executive acknowledges that the services to be rendered hereunder are unique and personal in nature. Accordingly, Executive may not assign any rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Bank under this Agreement shall automatically be assigned to the successors and assigns of the Bank (including, but not limited to, any successor in the event of a Change in Control, as well as any other entity that controls, is controlled by, or is under common control with, any such successor), and shall inure to the benefit of, and be binding upon, such successors and assigns. This Agreement shall be binding upon Executive, as well as, Executive’s heir, executors and administrators of Executive or Executive’s estate and property.

16. Notices. All notices required hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail, return receipt requested, and shall be effective upon sending if by facsimile, or upon receipt if by personal delivery, or upon the fourth (4th) business day after being sent by certified or registered mail. All notices shall be addressed as follows or to such other address as the parties may later provide in writing:

if to the Bank:

Belmont Savings Bank

Two Leonard Street

Belmont, MA 02478

ATTN: Chairperson of the Board

and, if to Executive:

at the address set forth on the signature page.

17. Severability/Reformation. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby, and this Agreement shall be construed and reformed to the maximum extent permitted by law. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

18. Modification. This Agreement and the rights, remedies and obligations contained in any provision hereof, may be modified or waived only in accordance with this Section 18. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by a written instrument signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Bank is effective without written consent of the Board.

19. Arbitration. Subject to the mutual agreement of the parties hereto at the time a dispute exists between such parties, any dispute, controversy or claim arising out of, or in connection with, this Agreement shall be exclusively subject to arbitration before the American Arbitration Association (“AAA”). Such arbitration shall take place in Boston, Massachusetts, before a single arbitrator in accordance with AAA’s then current National Rules for the Resolution of Employment Disputes. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings. Notwithstanding any provision in this Agreement to the contrary, nothing contained in this Section 19 or elsewhere in this Agreement shall in any way deprive the Bank of its right to obtain injunctive relief, specific performance or other legal or equitable relief in a court of competent jurisdiction for purposes of enforcing the provisions of Section 11 hereof.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

21. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date and year first written above.

BELMONT SAVINGS BANK

By:	/s/ Robert M. Mahoney
Name: Robert M. Mahoney
Title: President & CEO

EXECUTIVE

/s/ Carroll M. Lowenstein, Jr.
Carroll M. Lowenstein, Jr.

13